                                                                      EXHIBIT 99

CASE                                                                News Release
----

CASE CORPORATION        700 STATE STREET       RACINE, WI  53404      U.S.A.
HTTP://WWW.CASECORP.COM



For more information, contact:

William B. Masterson  (414) 636-5793

                     CASE CORPORATION REPORTS 1998 RESULTS

      . Net income, before restructuring, of $160 million (EPS $2.05) for 1998, including a fourth quarter loss, before restructuring, of $98 million (EPS $1.37).

      . Worldwide revenues reach $6.1 billion for the year, including $1.5 billion for the fourth quarter.

      . Aggressive actions initiated by management in second half of 1998 prepare company for lower agricultural equipment demand.
         Case expects lower sales and net income for 1999.

      . Fourth quarter includes restructuring charge of $132 million and one-time charges related to previously announced closure of manufacturing plants, headcount reductions and other actions.


      Racine, Wisconsin (January 26, 1999) -- Case Corporation (NYSE:CSE) reported net income, before restructuring, of $160 million, or $2.05 per share, in 1998, including a loss, before restructuring, of $98 million, or $1.37 per share, in the fourth quarter. These results are consistent with the company's expectations and reflect the impact of its previous announcements of a sharp drop in demand for agricultural equipment, and the corresponding actions the company has taken to lower headcount and production.

     In comparison, Case reported 1997 net income of $403 million, or $5.11 per share, including net income of $123 million, or $1.56 per share, in the fourth quarter of last year.

     Case recorded revenues of $6.1 billion in 1998, including $1.5 billion for the fourth quarter. In the prior year, the company had revenues of $6.0 billion, including $1.7 billion for the fourth quarter.

     The company's fourth quarter results reflect a 14 percent drop in revenues, driven by a 17 percent decline in wholesale sales. For the year, revenues increased marginally on the strength of an 8 percent rise in sales of Case construction equipment, the impact of acquisitions, and increased revenues from Case Capital. These increases were nearly offset by a 4 percent decline in 1998 sales of agricultural equipment.

     Fourth quarter results were also impacted by a restructuring charge of $132 million, $96 million after tax, related to the previously announced closure of two manufacturing plants, as well as other actions that include a worldwide workforce reduction of 2,600 people. The company expects to incur further restructuring charges in 1999 in the range of $30 to $40 million for employment reductions, including 800 people by year-end. Case's fourth quarter results also include one-time charges covering the write-down of certain assets and expenses directly related to the announced plant closures and other actions the company is taking in response to the market environment. Results for the quarter and full year also were impacted by unfavorable foreign exchange rates in Australia and Canada, and higher product launch costs. These were partially offset by higher pricing and ongoing cost reduction initiatives.

      "During the second half of 1998, we acted swiftly in the face of a significant drop in agricultural equipment retail demand," said Jean-Pierre Rosso, Case chairman and chief executive officer. "We have demonstrated our commitment to keep production in line with lower retail demand, which is the necessary discipline to maintain consistent pricing in the marketplace. We are entering 1999 confident that we have taken steps to maximize our performance under current conditions, and we are in an excellent position to show rapid improvement when the market rebounds."

Management Actions

     During 1998, Case took a number of actions aimed at maximizing the company's performance in the face of an industry-wide downturn in the agricultural equipment market. First, the company progressively lowered production to match declining retail demand, resulting in a total reduction of 17 percent for the year. The company also is reducing its employment by another 800 people in 1999, bringing the total reduction to 3,400 by year-end. As previously announced, these reductions will come from restructuring actions that include the elimination of contract and temporary employees as well as an acceleration of integration plans for several recently acquired businesses. As part of this integration, the company is closing facilities in Hamilton, Ontario, and Hugo, Minnesota. These actions are expected to result in annual savings of $95 to $100 million beginning in 2000, with nearly two-thirds of those savings to be realized in 1999.

     Further, the company will lower research and development, capital expenditures and other selected growth-related spending in 1999.

Equipment Sales

     Case's worldwide retail unit sales declined by 9 percent in the fourth quarter, driven principally by lower agricultural equipment sales, with gains coming only in the North American construction equipment market and the Latin American agricultural equipment business.

     Construction Equipment--Led by strong double-digit increases in retail unit sales of loader/backhoes, skid steers and crawlers, fourth quarter retail sales of Case construction equipment rose by 12 percent in North America. In Europe, retail unit sales of Case construction equipment were down 3 percent, as an 8 percent rise in retail sales of skid steers was offset by declines in other equipment categories. Retail sales were down sharply in Latin America and in Asia Pacific, reflecting the economic conditions in those regions.

     Agricultural Equipment--Fourth quarter retail unit sales of Case agricultural equipment were down 19 percent overall, reflecting continued weakness in the global agricultural equipment market. In North America, retail sales were lower in every product category, with the largest declines coming in high-horsepower tractors and combines. In Europe, sales also were down in all product lines, particularly high-horsepower tractors and combines, reflecting the loss of business to the Commonwealth of Independent States and Eastern and Central Europe. In Asia Pacific, sales of all tractor classes were down by double-digits, with combine sales relatively flat. In Latin America, strong retail sales of combines and smaller gains in high-horsepower tractors fueled an 11 percent gain for the fourth quarter.

Market Outlook

     The market outlook for Case's agricultural and construction equipment and financial services business is decidedly mixed throughout the world.

     Demand for agricultural equipment continued to drop significantly during the fourth quarter of 1998. This decline is the result of low commodity prices, driven principally by a third consecutive year of strong-to-record harvests in most major grain crops. In addition, exports of farm commodities have dropped substantially year-over-year, affecting large-scale production agriculture farmers. In the United States, net farm income for 1998 is projected to be lower than the previous year by approximately 5 percent, and significant declines are also anticipated in other parts of the world. In addition, financing for equipment purchases in emerging markets is expected to remain extremely difficult. As a result of these factors, worldwide sales of agricultural equipment are projected to decline by approximately 8 to 10 percent in 1999.

     The global outlook for the construction equipment market varies by region. In North America, demand is stable due to a sustained level of housing starts and a favorable interest rate environment. This outlook is supported by the new U.S. highway bill that will increase infrastructure spending. In Europe, the market is expected to decline moderately in 1999 as anticipated improvements in Germany and France will be offset by lower sales in the United Kingdom and the Africa/Middle East region. In Asia Pacific, any recovery in business conditions is tied to Japan's ability to stimulate its economy and resolve its banking crisis. Case is further affected by a weak Australian dollar, impacting the overall economy and construction activity there. In Latin America, the outlook has dampened considerably given Brazil's currency devaluation and the prospect for implementation of new fiscal programs required as part of the International Monetary Fund (IMF) assistance plan. In total, worldwide construction equipment sales in 1999 are expected to be down 2 to 5 percent.

     The information included in this news release contains forward-looking statements and involves risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The company's outlook is predominantly based on its interpretation of what it considers key economic assumptions. Crop production and commodity prices are strongly affected by weather and can fluctuate significantly. Housing starts and other construction activity are sensitive to interest rates and government spending. Some of the other significant factors for the company include general economic and capital market conditions, the cyclical nature of its business, foreign currency movements, the company's and its customers' access to credit, political uncertainty and civil unrest in various areas of the world, pricing, product initiatives and other actions taken by competitors, disruptions in production capacity, excess inventory levels, the effect of changes in laws and regulations (including government subsidies and international trade regulations), changes in environmental laws, and employee and labor relations. Further information concerning factors that could significantly impact expected results is included in the following sections of the company's Form 10-K Annual Report for 1997, as filed with the Securities and Exchange Commission: Business -- Employees, Business -- Environmental Matters, Business -- Significant International Operations, Business -- Seasonality and Production Schedules, Business -- Competition, Legal Proceedings, and Management's Discussion and Analysis of Financial Condition and Results of Operations.

     Case Corporation is a leading worldwide designer, manufacturer and distributor of agricultural and construction equipment and offers a broad array of financial products and services. Headquartered in Racine, Wisconsin, Case had 1998 revenues of $6.1 billion and sells its products in 150 countries through a network of approximately 4,900 independent dealers.

                                      ###

The following is issued in conjunction with Case Corporation's 1998 fourth quarter results:

For more information, contact:

Sandra J. Lasch  (414) 636-6473


For Immediate Release



               CASE CAPITAL CORPORATION REPORTS RECORD PORTFOLIO
                          AND 15 PERCENT INCOME GROWTH

          .  Serviced portfolio grows to a record $6.8 billion
          . Net income up 15 percent for the quarter to $23 million . Originations increase 31 percent for the year
          .  Diversified financing business increases significantly

     Racine, Wisconsin (January 26, 1999) -- Case Capital Corporation, the financial services arm of Case Corporation, today announced net income of $23 million for the fourth quarter, up 15 percent from $20 million in the comparable period last year. Revenues increased 59 percent over the prior year to a record $113 million. The improvements in net income are attributed to higher financing income from strong growth in receivables and leases. These were partially offset by increased selling, general and administrative expenses and additional provisions for loan losses to support the company's growth and portfolio diversification initiatives.

     For the year, revenues increased 39 percent over the prior period to $377 million. Net income for the period was $85 million, compared to $82 million in the prior period. The increase in net income for the year is attributable to higher financing income associated with the growth in receivables and improved margins resulting from the declining interest rate environment. These improvements were partially offset by increased selling, general and administrative expenses and loan loss reserves, as well as a higher year-over-year tax rate.

     Case Capital's serviced portfolio grew to a record $6.8 billion as of December 31, 1998, a 30 percent increase year-over-year. Financing originations increased 14 percent in the fourth quarter and 31 percent for the year, as compared to prior year periods. Diversified financing represented 33 percent of total retail originations during the quarter and 29 percent for the year. These increases reflect the success of Case Capital's strategy to grow and diversify its business.

     "This was another landmark year for our financial services business," stated Ted R. French, Case president, financial services, and chief financial officer. "Our outstanding performance for both the quarter and the year once again demonstrates the strength of our business. We are well positioned for continued success in the financial services industry."

     During the year, the company completed a series of strategic moves designed to further grow and diversify its financial services business. Case Capital, formed in June, serves as a broad-based financial services company for the global marketplace. It encompasses Case Credit, which has been providing financial services through the Case dealer network since 1957, and Soris Financial, launched in late 1998 to serve Case Capital's diversified client base in the agricultural, construction and other related industries.

     The company also formed an insurance company to serve as a platform for expanding its insurance business, and announced that it is offering business insurance for U.S. equipment dealers through an alliance with Universal Underwriters Group, a subsidiary of Zurich Insurance Company. In addition, Case Credit Corporation established a strategic marketing alliance with GMAC Commercial Mortgage Corporation that offers agricultural real estate financing through the Case dealer network.

     "We are experiencing success in every sector of our business, and are confident that we have the people, programs and processes in place to ensure a steady, growing contribution to Case Corporation and its shareholders. The continued growth in our balance sheet and net income, despite weaker retail demand in the agricultural equipment sector, demonstrates that we are successfully executing our strategy," said Andrew E. Graves, president, Case Capital.

     "We continue to take steps, including increasing our on-balance-sheet assets by nearly $1 billion and aggressively investing in support services, to maintain our superior portfolio quality as we pursue new business opportunities and support sustainable, long-term earnings growth for Case Capital," Graves stated. Case Capital Corporation, a wholly owned subsidiary of Case Corporation, provides broad-based financial services for the global marketplace. Case Capital serves customers purchasing, leasing and insuring products through Case Credit Corporation and Soris Financial. Established in 1957, Case Credit markets its products through Case Corporation's established dealer networks in North America, Australia and Europe. Soris, introduced in 1998, offers products through diverse dealer networks located in North America. Based in Racine, Wisconsin, Case Capital services a $6.8 billion portfolio of receivables and leases.

                                      ###

                               CASE CORPORATION
                       CONSOLIDATED STATEMENTS OF INCOME
                       (Millions, except per share data)
                                  (Unaudited)


                                                      CONSOLIDATED                 CASE INDUSTRIAL             FINANCIAL SERVICES
                                                   Three Months Ended            Three Months Ended            Three Months Ended
                                                      December 31,                   December 31,                  December 31,
                                                ------------------------       ----------------------        ----------------------
                                                  1998           1997            1998          1997            1998          1997
                                                --------       ---------       --------      --------        ---------     --------
Revenues
   Net sales                                    $  1,377       $   1,667       $  1,377 (a)  $  1,667 (a)    $      -      $     -
   Interest income and other                         123              80             14            10              113           71
                                                --------       ---------       --------      --------        ---------     --------
 Total                                             1,500           1,747          1,391         1,677              113           71
-----------------------------------------------------------------------------------------------------------------------------------
 Costs and Expenses
   Cost of goods sold                              1,258           1,309          1,258         1,309
   Selling, general and administrative               208             149            185(a)        142(a)            23            7
   Research, development and engineering              57              55             57            55
   Restructuring charge                              132                            132
   Interest expense                                   70              44             34            19               40           26
   Other, net                                         47               8             32             1               15            7
                                                --------       ---------       --------      --------        ---------     --------
 Total                                             1,772           1,565          1,698         1,526               78           40
-----------------------------------------------------------------------------------------------------------------------------------
 Income (loss) before taxes                         (272)            182           (307)          151               35           31
 Income tax provision (benefit)                      (78)             59            (90)           48               12           11
-----------------------------------------------------------------------------------------------------------------------------------
                                                    (194)            123           (217)          103               23           20
 Equity in income - Case Capital                                                     23            20
-----------------------------------------------------------------------------------------------------------------------------------
 Net income (loss)                              $   (194)      $     123       $   (194)     $    123        $      23     $     20
                                                ========       =========       ========      ========        =========     ========
 Preferred stock dividends                             2               2
                                                --------       ---------
 Net income (loss) to common                    $   (196)      $     121
                                                ========       =========
-----------------------------------------------------------------------------------------------------------------------------------
Earnings (loss) per Common Share (EPS):                                      (a) Case Industrial's Net sales and Selling,
  Basic EPS before Restructuring                $  (1.37)      $    1.64         general and administrative expenses have been
  Basic EPS                                        (2.70)           1.64         reduced by $27 and $26 in 1998 and 1997,
                                                                                 respectively, to reclassify financing subsidies,
  Diluted EPS before Restructuring              $  (1.37)      $    1.56         previously included in Selling, general and
  Diluted EPS                                      (2.70)           1.56         administrative expenses, to Net sales.

                                              See Notes to Financial Statements.

                               CASE CORPORATION
                       CONSOLIDATED STATEMENTS OF INCOME
                       (Millions, except per share data)
                                  (Unaudited)

                                                     CONSOLIDATED                  CASE INDUSTRIAL             FINANCIAL SERVICES
                                                  For the Year Ended             For the Year Ended            For the Year Ended
                                                      December 31,                   December 31,                  December 31,
                                                ------------------------       ----------------------        ----------------------
                                                  1998           1997            1998          1997            1998          1997
                                                --------       ---------       --------      --------        ---------     --------
Revenues
   Net sales                                    $  5,738       $   5,718       $  5,738 (a)  $  5,718 (a)    $      -      $     -
   Interest income and other                         411             306             41            35              377          272
                                                --------       ---------       --------      --------        ---------     --------
 Total                                             6,149           6,024          5,779         5,753              377          272
-----------------------------------------------------------------------------------------------------------------------------------
 Costs and Expenses
   Cost of goods sold                              4,700           4,447          4,700         4,447
   Selling, general and administrative               655             570            599(a)        541(a)            56           29
   Research, development and engineering             224             196            224           196
   Restructuring charge                              132                            132
   Interest expense                                  240             170            104            73              143           98
   Other, net                                         92              47             45            24               47           23
                                                --------       ---------       --------      --------        ---------     --------
 Total                                             6,043           5,430          5,804         5,281              246          150
-----------------------------------------------------------------------------------------------------------------------------------
 Income (loss) before taxes                          106             594            (25)          472              131          122
 Income tax provision (benefit)                       42             191             (4)          151               46           40
-----------------------------------------------------------------------------------------------------------------------------------
                                                      64             403            (21)          321               85           82
 Equity in income - Case Capital                                                     85            82
-----------------------------------------------------------------------------------------------------------------------------------
 Net income                                     $     64       $     403       $     64      $    403        $      85     $     82
                                                ========       =========       ========      ========        =========     ========
 Preferred stock dividends                             7               7
                                                --------       ---------
 Net income to common                           $     57       $     396
                                                ========       =========
-----------------------------------------------------------------------------------------------------------------------------------
Earnings per Common Share (EPS):                                             (a) Case Industrial's Net sales and Selling,
  Basic EPS before Restructuring                $   2.09       $    5.36         general and administrative expenses have been
  Basic EPS                                         0.78            5.36         reduced by $99 and $78 in 1998 and 1997,
                                                                                 respectively, to reclassify financing subsidies,
  Diluted EPS before Restructuring              $   2.05       $    5.11         previously included in Selling, general and
  Diluted EPS                                       0.76            5.11         administrative expenses, to Net sales.

                                              See Notes to Financial Statements.

                               Case Corporation
                            Revenues and Net Sales
                               December 31, 1998
                                  (Millions)


                                         Three Months Ended                    Year Ended
                                 --------------------------------   ----------------------------------
                                                            %                                   %
                                    1998     1997        Change      1998        1997         Change
                                 ---------  -------    ----------   -------    -------      ----------
 Revenues:
   Net sales
     Agricultural equipment      $     846  $ 1,083        -22%     $ 3,533    $ 3,685          -4%
     Construction equipment            531      584         -9%       2,205      2,033           8%
                                 ---------  -------                 -------    -------
         Total net sales             1,377    1,667        -17%       5,738      5,718          -

   Financial services                  113       71         59%         377        272          39%
   Other revenues                       10        9         11%          34         34          -
                                 ---------  -------                 -------    -------

   Total revenues                $   1,500  $ 1,747        -14%     $ 6,149    $ 6,024           2%
                                 =========  =======                 =======    =======
 Net sales:
   North America                 $     724  $   938        -23%     $ 3,187    $ 3,140           1%
   Europe*                             473      541        -13%       1,885      1,891          -
   Asia Pacific                         68       89        -24%         290        393         -26%
   Latin America                       112       99         13%         376        294          28%
                                 ---------  -------                 -------    -------
   Total net sales               $   1,377  $ 1,667        -17%     $ 5,738    $ 5,718          -
                                 =========  =======                 =======    =======

   *  Includes Africa and Middle East

                               CASE CORPORATION
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (Millions)
                                  (Unaudited)


                                                   CONSOLIDATED      CASE INDUSTRIAL    FINANCIAL SERVICES
                                                   December 31,        December 31,        December 31,
                                                -----------------   -----------------   ------------------
                                                  1998      1997      1998     1997       1998      1997
                                                -------   -------   -------   -------   -------   --------
Assets
 Cash and cash equivalents                      $   142   $   252   $   107   $   185   $    35   $    67
 Accounts, notes receivable and other - net       4,414     3,658     1,920     1,711     2,527     2,045
 Inventories                                      1,430     1,064     1,430     1,064
 Property, plant and equipment - net              1,121       999     1,118       996         3         3
 Equipment on operating leases - net                468       179                           468       179
 Investment in Case Capital                                             459       357
 Goodwill and intangibles                           358       319       358       319
 Other assets                                       793       510       584       454       227        68
                                                -------   -------   -------   -------   -------   -------
Total                                           $ 8,726   $ 6,981   $ 5,976   $ 5,086   $ 3,260   $ 2,362
                                                =======   =======   =======   =======   =======   =======
---------------------------------------------------------------------------------------------------------
Liabilities and Equity
 Current maturities of long-term debt           $     9   $     8   $     9   $     8   $     -   $     -
 Short-term debt                                  1,310     1,326       766       179       550     1,147
 Accounts payable and other accrued liabilities   1,577     1,536     1,535     1,552        87        94
 Long-term debt                                   3,080     1,404       972       669     2,108       735
 Other liabilities                                  563       433       507       404        56        29
                                                -------   -------   -------   -------   -------   -------
         Total Liabilities                        6,539     4,707     3,789     2,812     2,801     2,005
 Equity                                           2,187     2,274     2,187     2,274       459       357
                                                -------   -------   -------   -------   -------   -------
Total                                           $ 8,726   $ 6,981   $ 5,976   $ 5,086   $ 3,260   $ 2,362
                                                =======   =======   =======   =======   =======   =======
---------------------------------------------------------------------------------------------------------

See Notes to Financial Statements.

                               CASE CORPORATION
                         Notes to Financial Statements
                         -----------------------------

(1) The accompanying financial statements reflect the consolidated results of Case Corporation and consolidated subsidiaries ("Case" or "the Company"). The supplemental "Case Industrial" consolidating data in each of the financial statements includes Case's agricultural and construction equipment operations, with the Company's wholly owned financial services business reflected on the equity basis. The supplemental "Financial Services" consolidating data includes the operating results of Case Capital Corporation ("Case Capital"). Case Capital provides financing for retail installment sales contracts and leases, commercial lending within the equipment industry, multiple lines of insurance products and private-label credit cards.

(2) Case Industrial provides financing subsidies to Case Capital in an amount equal to the difference between the rate actually paid by retail customers and the rate charged by Case Capital. These financing subsidies are accounted for as a deduction in arriving at net sales by Case Industrial. Previously, these payments were included in selling, general and administrative expenses of Case Industrial. All necessary reclassifications have been made to adjust the prior year financial statements to the 1998 presentation.

     A reconciliation of Case Industrial's restated net sales and selling, general and administrative expenses is as follows (in millions):

                                                        Three                      Year
                                                     Months Ended                 Ended
Case Industrial                                      December 31,              December 31,
                                               ------------------------  ------------------------
                                                  1998         1997         1998         1997
                                               -----------  -----------  -----------  -----------
Net sales
    Before restatement                             $1,404       $1,693       $5,837       $5,796
    Financing subsidies                               (27)         (26)         (99)         (78)
                                                   ------       ------       ------       ------
    As restated                                    $1,377       $1,667       $5,738       $5,718
                                                   ======       ======       ======       ======
Selling, general and administrative
    Before restatement                             $  212       $  168       $  698       $  619
    Financing subsidies                               (27)         (26)         (99)         (78)
                                                   ------       ------       ------       ------
    As restated                                    $  185       $  142       $  599       $  541
                                                   ======       ======       ======       ======

     All other transactions between "Case Industrial" and "Financial Services" have been eliminated to arrive at the "Consolidated" data.

(3) During the fourth quarter of 1998, the Company recorded a restructuring charge of $132 million, $96 million after tax, related to the 1999 closure of its Hamilton, Ontario, and Hugo, Minnesota, manufacturing facilities, as well as other actions that include a worldwide workforce reduction of 2,600 people.

(4) During the fourth quarter of 1998, the Company acquired certain assets of DMI, Inc. ("DMI"). The acquisition of DMI, the leading producer of soil management equipment in North America, broadens Case's implement business to include an innovative line of tillage and fertilizer applicator products and adds DMI's recognized knowledge in soil management to Case's growing farm practice expertise. DMI, with operations in Goodfield, Illinois, had sales of approximately $77 million in 1997.

     During the second quarter of 1998, the Company acquired certain assets of the Tyler Industries division ("Tyler") of IBOCO, Inc., a privately owned company. The acquisition of Tyler, a designer, manufacturer and distributor of a complete line of chemical and fertilizer sprayers and applicators, strengthens Case's equipment line for large-scale production agriculture and provides another application for Case's Advanced Farming Systems. Tyler, with operations in Benson, Minnesota, had sales of approximately $66 million in 1997.

                               CASE CORPORATION
                         Notes to Financial Statements
                         -----------------------------

(5) The Company's 1998 consolidated effective income tax rate of 40% was higher than the U.S. statutory tax rate of 35% as the Company adopted restructuring plans in certain foreign jurisdictions for which no immediate tax benefit was recognizable. Excluding restructuring, the Company's consolidated effective income tax rates of 33% in 1998 and 32% in 1997 were lower than the U.S. statutory tax rate primarily due to the recognition of tax benefits associated with the Company's foreign sales corporation, research and development tax credits, foreign losses taxed at different rates and reductions in the tax valuation reserves in certain foreign jurisdictions, partially offset by state income taxes and foreign income taxed at different rates.

(6) Case defines operating earnings as industrial earnings before interest, taxes, changes in accounting principles, restructuring charges and extraordinary items, including the income of Case Capital on an equity basis. A reconciliation of Case Industrial's net income to operating earnings is as follows (in millions):

                                                                                  Three                  Year
                                                                               Months Ended              Ended
Case Industrial                                                                December 31,           December 31,
                                                                          ----------------------  ---------------------
                                                                             1998        1997        1998       1997
                                                                          -----------  ---------  ----------  ---------
Net income (loss)                                                              $(194)      $ 123      $  64       $ 403
Income tax provision (benefit)                                                   (90)         48         (4)        151
Interest expense                                                                  34          19        104          73
Restructuring charge                                                             132           -        132           -
                                                                               -----       -----      -----       -----
     Operating earnings                                                        $(118)      $ 190      $ 296       $ 627
                                                                               =====       =====      =====       =====

(7)  Earnings (loss) per common share ("EPS")
     (in millions, except per share data)                                         Three                   Year
                                                                              Months Ended                Ended
                                                                              December 31,             December 31,
                                                                         -----------------------  ---------------------
                                                                             1998        1997        1998        1997
                                                                         ------------  ---------  -----------  --------
Basic EPS
  Net income (loss) to common                                                 $ (196)      $ 121       $  57      $ 396
  Restructuring charge, net of tax                                                96           -          96          -
                                                                              ------       -----       -----      -----
  Net income (loss) before restructuring charge                               $ (100)      $ 121       $ 153      $ 396
                                                                              ======       =====       =====      =====
  Weighted-average shares outstanding - Basic                                   72.4        74.0        73.2       73.9
                                                                              ======       =====       =====      =====
  Basic EPS before restructuring charge                                       $(1.37)      $1.64       $2.09      $5.36
  Basic EPS                                                                   $(2.70)      $1.64       $ .78      $5.36

Diluted EPS
  Net income (loss)                                                           $ (194)      $ 123       $  64      $ 403
  Less:  Antidilutive preferred stock dividends                                   (2)          -          (7)         -
                                                                              ------       -----       -----      -----
  Net income (loss) after preferred stock dividends                           $ (196)      $ 123       $  57      $ 403
  Restructuring charge, net of tax                                                96           -          96          -
                                                                              ------       -----       -----      -----
  Net income (loss) after preferred stock dividends and
     before restructuring charge                                              $ (100)      $ 123       $ 153      $ 403
                                                                              ======       =====       =====      =====
  Weighted-average shares outstanding - Basic                                   72.4        74.0        73.2       73.9
  Effect of dilutive securities:
     Convertible preferred stock                                                   -         3.5           -        3.5
     Stock options                                                                 -         1.3         1.0        1.3
     Restricted stock                                                              -         0.2         0.2        0.2
                                                                              ------       -----       -----      -----
  Weighted-average shares outstanding - Diluted                                 72.4        79.0        74.4       78.9
                                                                              ======       =====       =====      =====
  Diluted EPS before restructuring charge                                     $(1.37)      $1.56       $2.05      $5.11
  Diluted EPS                                                                 $(2.70)      $1.56       $ .76      $5.11